                                                                     EXHIBIT 4.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                           KINDRED HEALTHCARE, INC.

          The undersigned Corporation hereby certifies as follows:

          1. The name of the corporation is Kindred Healthcare, Inc. (formerly Vencor, Inc.) (the "Corporation"). The date of filing of its original certificate of incorporation with the Secretary of State was March 27, 1998 under the name "Vencor Healthcare, Inc."

          2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation as currently in effect. Pursuant to the authority of Section 303 of the General Corporation Law of the State of Delaware, the provisions contained in this Amended and Restated Certificate of Incorporation are contained in and authorized by the Fourth Amended Joint Plan of Reorganization of Vencor, Inc. And Affiliated Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of December 14, 2000, as modified and confirmed by the Findings of Fact, Conclusions of Law and Order Under 11 U.S.C. (S)1129 and Rule 3020 of the Federal Rules of Bankruptcy Procedure Confirming the Fourth Amended Plan of Reorganization of Vencor, Inc. et al (the "Order"), which Order was signed by the United States Bankruptcy Court for the District of Delaware (the "Court") on March 16, 2001 and entered on the docket of the Court on March 19, 2001. The Court has jurisdiction of the proceedings for the reorganization of the Corporation under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C.
(S)101 et. seq. A copy of the Order is attached hereto as Exhibit A, and provides, inter alia, that this Amended and Restated Certificate of Incorporation be executed on behalf of the Corporation by the undersigned officer of the Corporation.

          3. A Certificate of Correction to the Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 2, 2001 was filed on October 26, 2001. This Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation to integrate the correction set forth in said Certificate of Correction and therefore amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation as currently in effect.

          4. The text of the Certificate of Incorporation as currently in effect is hereby amended and restated to read as set forth herein in full:

                              ___________________

          FIRST. The name of the corporation is Kindred Healthcare, Inc. (hereinafter referred to as the "Corporation").

          SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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          THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH. (a) The total number of shares of capital stock which the Corporation is authorized to issue is 40,000,000, consisting of 39,000,000 shares of Common Stock, par value $0.25 per share, and 1,000,000 shares of Preferred Stock, par value $0.25 per share.

          (a) The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall receive a pro rata distribution of any remaining assets after payment of or provision for all liabilities and the liquidation preference on Preferred Stock, if any.

          (b) Subject to the provisions of Article NINTH hereof, shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

               (i) the distinctive serial designation of such series which shall distinguish it from other series;

               (ii) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issuance of such series;

               (iii) the rate of dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates (or the method for determining the date or dates) upon which such dividends shall be payable;

               (iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method of determining the date or dates) from which dividends on the shares of such series shall be cumulative;

               (v) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

               (vi) the price or prices (or the method of determining such price or prices) at which, the form of payment of such price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

               (vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; and

               (viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto.

Upon such designation, the Secretary of the Corporation shall cause a Certificate of Designations setting forth a copy of such resolution and the number of shares of Preferred Stock as to which the resolution applies to be executed, acknowledged, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

          (c) All shares of the Corporation's common stock, par value $0.25 per share, and the 17,433 shares of the Corporation's 6% Series A Non-Voting Convertible Preferred Stock, par value $1.00 per share, in each case issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation shall be cancelled upon the filing of this Amended and Restated Certificate of Incorporation and without further action by the Corporation or the holders thereof.

          FIFTH. (a) The affairs of the Corporation shall be managed and conducted by a Board of Directors. The number of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, however, that in no event shall the number of Directors be less than three (3). In the absence of a determination of such number by the Board of Directors, the number of Directors of the Corporation shall be seven. The Directors shall be elected at the annual meeting of stockholders in accordance with the provisions of the Bylaws of the Corporation, and the election of Directors need not be by written ballot except as and to the extent provided for therein. A majority of the Directors shall constitute a quorum for the transaction of business, except that any vacancy on the Board of Directors, whether created by an increase in the number of directors or otherwise, may be filled by a majority of Directors then in office, even if less than a quorum, or by a sole remaining Director.

          (b) Any Director, or the entire Board of Directors, may be removed from office with or without cause but only by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as defined herein), voting together as one class. Any Director elected or appointed to fill a vacancy shall hold office until the next election at the annual meeting of stockholders, and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

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          SIXTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-laws of the Corporation by the affirmative vote of not less than two-thirds (2/3) of the Directors present at any meeting of the Board, assuming a quorum is present; provided, however, that
                                                        --------  -------
with respect to the number of Directors provided for in Section 2.1 thereof, the affirmative vote of not less than 80% of all Directors then in office shall be required. The holders of shares of Voting Stock (as defined herein) shall, to the extent such power is at the time conferred on them by applicable law, also have the power to make, alter, amend or repeal the By-laws of the Corporation by the vote of at least two-thirds (2/3) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as one class. The term "Voting Stock" shall mean stock of any class or series of the Corporation entitled to vote in the election of Directors generally.

          SEVENTH.  [Intentionally omitted.]

          EIGHTH. (a) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

          (b) The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Bylaws or any agreement, action of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Corporation, shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding the foregoing, the indemnification obligations of the Corporation pursuant to this Article EIGHTH shall be limited to (i) officers, directors, agents and employees who, as of or after September 13, 1999, were or are employed by the Corporation or serving as directors of the Corporation, and
(ii) agents and employees who were no longer employed by the Corporation as of September 13, 1999, other than such agents and employees who were officers and directors of the Corporation prior to September 13, 1999.

          (c) No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director or officer of the Corporation under or pursuant to this Article EIGHTH that exists at the time of such amendment, modification or repeal. This Article EIGHTH may not be amended, modified or repealed except by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as one class.

          NINTH. The Corporation shall not be authorized to issue non-voting capital stock to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code ("Bankruptcy Code"); provided, however, that this Article NINTH (a) will have no further force and effect beyond that required under
Section 1123 of the Bankruptcy Code, (b) will have only such force and effect, if any, for so long as such Section is in effect and applicable to the

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Corporation, and (c) in all events may be deemed void or eliminated in accordance with applicable law as from time to time in effect

          TENTH. A. (1) Definitions.  For the purposes of this Article TENTH,
                        -----------
the following terms shall have the following meanings:

          "Adoption Date" shall mean the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

          "Beneficial Ownership" shall mean ownership of Shares by a Person who would be treated as an owner of such Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Beneficial Owner," "Beneficially Own," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          "Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Trust.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean outstanding Common Stock of the Corporation as may be authorized and issued from time to time pursuant to Article FOURTH and any Shares convertible into or exchangeable for Common Stock as if such Shares had been so converted or exchanged.

          "Excess Stock" shall mean Stock resulting from an event described in
Section 3 of this Article TENTH.

          "Existing Holder" shall mean Tenet so long as, but only for so long as, Ventas provides the Corporation on November 1st and May 1st of each year (each such date a "Certificate Delivery Date") with a certificate signed by an executive officer of Ventas certifying that (a) Tenet Beneficially Owns, and has Beneficially Owned at all times since May 1, 1998, in excess of nine percent (9.0%), in number of shares or value, of the outstanding Common Stock of Ventas, or nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding shares of any class or series of Preferred Stock of Ventas and (b) Tenet has the right under the Ventas Certificate of Incorporation to exceed such Beneficial Ownership limitations without any action on the part of the board of directors of Ventas (a "Certificate"); provided, however, that if Ventas fails
                                       --------  -------
to deliver such Certificate to the Corporation within 30 days following the applicable Certificate Delivery Date, then the Corporation shall notify Ventas in writing of such failure, in which case "Existing Holder" shall continue to mean Tenet until such Certificate delivery failure shall remain unremedied for a period of 30 days following the date Ventas receives such written notice. For the avoidance of doubt, in the event Ventas fails to deliver a Certificate to the Corporation within 30 days following written notification from Vencor, Tenet shall immediately cease to be an "Existing Holder" hereunder.

          "Existing Holder Limit" shall mean (a) with respect to Common Stock, that number of shares of Common Stock of the Corporation which, when added to the amount of

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Common Stock Beneficially Owned by Ventas, would equal nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding Common Stock of the Corporation, (b) with respect to Preferred Stock, that number of shares of Preferred Stock of the Corporation which, when added to the amount of Preferred Stock Beneficially Owned by Ventas, would equal nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding shares of any class or series of Preferred Stock of the Corporation, or (c) with respect to any other combination of the Common Stock, Preferred Stock and any other equity securities of the Corporation which, when added to all such securities Beneficially Owned by Ventas would equal nine and nine-tenths percent (9.9%) of (i) the total combined voting power of all classes of stock of the Corporation entitled to vote or (ii) the total value of shares of all classes of stock of the Corporation.

          "Lessor" shall mean any Person (or an affiliate of any such Person) that leases real property to the Corporation and has or is an affiliate of an entity that has elected to be taxed as a REIT under the Code.

          "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Shares of the relevant class on the trading day immediately preceding the relevant date, or if the Shares of the relevant class are not then traded on the New York Stock Exchange, the last reported sales price of Shares of the relevant class on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any exchange or quotation system, then the market price of the Shares of the relevant class on the relevant date as determined in good faith by the Board of Directors of the Corporation.

          "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "Preferred Stock" shall mean outstanding Preferred Stock of the Corporation as may be authorized and issued from time to time pursuant to Article Fourth and any Shares convertible into or exchangeable for Preferred Stock as if such Shares had been so converted or exchanged.

          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section A.(2) of this Article TENTH.

          "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Shares if such Transfer had been valid under Section A.(2) of this Article TENTH.

          "REIT" shall mean an entity which has elected to be treated as a real estate investment trust under Subchapter M of the Code.

          "Shares" shall mean any of the common or preferred shares of the Corporation as may be authorized and issued from time to time pursuant to Article Fourth.

          "Tenet" shall mean Tenet Healthcare Corporation and its successors.

          "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

          "Trust" shall mean any trust created by the Corporation as contemplated by Section B.(1) of this Article TENTH.

          "Trustee" shall mean a Person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors of the Corporation as the trustee of the Trust.

          "Ventas" means Ventas, Inc. and its successors and assigns.

          (2)  Restrictions on Ownership and Transfer.
               --------------------------------------

          (a) From and after the Adoption Date, the Existing Holder shall not Beneficially Own Shares in excess of the Existing Holder Limit.

          (b) From and after the Adoption Date, any Transfer that, if effective, would result in the Existing Holder Beneficially Owning Shares in excess of the Existing Holder Limit shall be void ab initio as to the Transfer
                                                  -- ------
of such Shares which would be otherwise Beneficially Owned by the Existing Holder in excess of the Existing Holder Limit, and the Existing Holder shall acquire no rights to such Shares.

          (3)  Designation of Excess Stock.
               ---------------------------

          (a) If, notwithstanding the other provisions contained in this Article TENTH, at any time from and after the Adoption Date, there is a purported Transfer such that the Existing Holder would Beneficially Own Shares in excess of the Existing Holder Limit, then such number of Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Stock. Such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

          (b) If, notwithstanding the other provisions contained in this Article TENTH, at any time from the Adoption Date, the Existing Holder purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the "Purchase") and, as a result, the Existing Holder would Beneficially Own Shares in excess of the Existing Holder Limit, then

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such number of Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Stock. Such designation shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares are designated as Excess Stock, Shares Beneficially Owned by the Existing Holder prior to the Purchase shall be designated as Excess Stock before any Shares Beneficially
Owned by the Person an interest in which is being so Purchased.

          (c) If, notwithstanding the other provisions contained in this Article TENTH, at any time from and after the Adoption Date, there is a redemption, repurchase, restructuring or other transaction with respect to a Person that Beneficially Owns Shares (the "Entity") and, as a result, the Existing Holder would Beneficially Own Shares in excess of the Existing Holder Limit, then such number of Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Stock. Such designation shall be effective as of the close of business on the business day prior to the date of the transfer. In determining which Shares are designated as Excess Stock, Shares Beneficially owned by the Entity shall be designated as Excess Stock before any Shares Beneficially Owned by the Existing Holder (independently of such Existing Holder's interest in the Entity) are so designated.

          (d) If, notwithstanding the other provisions contained in this Article TENTH, at any time from the Adoption Date, an event, other than an event described in Section A.(3)(a) through (c) of this Article TENTH, occurs which would, if effective, result in the Existing Holder Beneficially Owning Shares in excess of the Existing Holder Limit, then the smallest number of Shares Beneficially Owned by such Existing Holder which, if designated as Excess Stock, would result in such Existing Holder's Beneficial Ownership of Shares not being in excess of such Existing Holder Limit, shall be automatically designated as Excess Stock. Such designation shall be effective as of the close of business on the business day prior to the date of the relevant event.

          (4)  Notice of Ownership or Attempted Ownership in Violation of
               ----------------------------------------------------------
Section A.(2).  Any Person who acquires or attempts to acquire Beneficial
-------------
Ownership of Shares in violation of Section A.(2) shall immediately give written notice to the Corporation of such event.

          (5)  Owners Required to Provide Information.
               --------------------------------------

          From and after the Adoption Date:

          (a) Tenet shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the number of Shares Beneficially Owned, if any, and a description of how such Shares are held. Furthermore, each Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the status as a REIT of any Lessor of the Corporation.

          (b) Each Person who is a Beneficial Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the effect of such Beneficial Ownership on the status of any Lessor of the Corporation as a REIT or any such Lessor's compliance with the regulations promulgated under the REIT provisions of the Code.

          (c) Ventas shall provide to the Corporation information as the Corporation may request, in good faith, regarding (i) the Existing Holder's Beneficial Ownership of shares of stock in Ventas and (ii) Ventas' Beneficial Ownership of shares of stock in Vencor.

          (6)  Remedies for Breach.  If the Board of Directors or its designees
               -------------------
shall at any time determine in good faith that a Transfer has taken place in violation of Section A.(2) of this Article TENTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of Section A.(2) of this Article TENTH, the Board of Directors shall take such action as it deems necessary to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including but not limited to refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided,
                                                                --------
however, that any Transfers or attempted Transfers in violation of Sections
-------
A.(2)(a) and (b) of this Article TENTH shall automatically result in the designation of Excess Stock described in Section A.(3) of this Article TENTH, irrespective of any action (or non-action) by the Board of Directors.

          (7)  Ambiguity.  In the case of an ambiguity in the application of any
               ---------
of the provisions of this Article TENTH, including any definition contained in Section A.(1) of this Article TENTH and any ambiguity with respect to which Shares are to be designated as Excess Stock in a given situation, the Board of Directors shall have the power to determine the application of the provisions of this Article TENTH with respect to any situation based on the facts known to it.

          B.   Excess Stock.
               ------------

          (1)  Ownership in Trust.  Upon any purported Transfer or other event
               ------------------
that results in the designation of Shares as Excess Stock pursuant to Section A.(3) of this Article TENTH, such Excess Stock shall be deemed to have been transferred to the Trustee, as trustee of the Trust for the exclusive benefit of the Beneficiary. The Trust shall name a Beneficiary if one does not already exist, within five days of the discovery of any designation of any Excess Stock; provided, however, that the failure to so name a Beneficiary shall not affect
--------  -------
the designation of Shares as Excess Stock or the transfer thereof to the Trustee. Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except as provided in Section B.(5) of this Article TENTH.

          (2)  Dividend Rights.  Any dividends (whether taxable as a dividend,
               ---------------
return of capital or otherwise) on Excess Stock shall be paid to the Trust for the benefit of the Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Stock, the lesser of (a) the amount per share of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Excess Stock, or if the Purported Record Transferee did not give value for the Excess Stock, the Market Price of the Excess Stock on the day of the event causing the Excess Stock to be in held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been designated as Excess Stock shall be repaid, upon demand, to the Trust for the benefit of the Beneficiary.

          (3)  Rights Upon Liquidation.  In the event of any voluntary or
               -----------------------
involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (a) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation and the preferential rights of the Excess Preferred Stock, if any, the Trust shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock or Excess Common Stock which bears the same relation to the total amount of such assets of the Corporation as the number of Shares of Excess Common Stock held by such holder bears to the total number of Shares of Common Stock and Excess Common Stock then outstanding, and (b) each holder of Excess Preferred Stock shall be entitled to receive that portion of the assets of the Corporation which a holder of the Preferred Stock that was exchanged for such Excess Preferred Stock would have been entitled to receive had such Preferred Stock remained outstanding. The Trust, as holder of the Excess Stock in trust, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

          (4)  Voting Rights.  The Trustee shall be entitled to vote the Excess
               -------------
Stock on behalf of the Beneficiary on any matter. Subject to Delaware law, any vote cast by a Purported Record Transferee with respect to the Excess Stock prior to the discovery by the Corporation that the Excess Stock was held in trust will be rescinded ab initio; provided, however, that if the Corporation
                        -- ------  --------  -------
has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all of the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Stock will be deemed to have given an irrevocable proxy to the Trustee to vote the Excess Stock for the benefit of the Beneficiary.

          Notwithstanding the provisions of this Article TENTH, until the Corporation has received written notification that Excess Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          (5)  Restrictions on Transfer.  Excess Stock shall be transferable
               ------------------------
only as provided in this Section B.(5) of Article TENTH. At the direction of the Board of Directors, the Trustee shall transfer the Shares held in the Trust to a Person or Persons whose ownership of such Shares will not cause the Existing Holder to be treated as a Beneficial Owner of any such Shares. If such a transfer is made to such a Person or Persons, the interest of the Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Beneficiary. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, or (b) the price received by the Trust from the sale or other disposition

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

of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Beneficiary. The Trustee shall be under no obligation to obtain the highest possible price for the Excess Stock. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Beneficiary.

          C.   Severability.  If any provision of this Article TENTH or any
               ------------
application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          D.   New York Stock Exchange Transactions.  Nothing in this Article
               ------------------------------------
TENTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or other national securities exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article TENTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article TENTH.

          E.   Amendment of Article TENTH.  For so long as there is an Existing
               --------------------------
Holder, this Article TENTH may not be amended, modified or repealed except by the affirmative vote of not less than ninety-five percent (95%) of each class of Voting Stock of the Corporation voting separately by class.

          F.   Termination.  The provisions of this Article TENTH shall
               -----------
terminate and be of no further force and effect, automatically and with no action on the part of the Corporation, the Board of Directors or the shareholders of the Corporation, on the date on which there are no Existing Holders.

          G.   Liability.  Neither the Corporation, nor any director, officer,
               ---------
shareholder, employee, agent or representative thereof, shall have any liability whatsoever to anyone (including, without limitation, Lessor or any director, officer, shareholder, employee, agent, representative or creditor thereof) for any acts or omissions, with respect to the terms of this Article TENTH which acts (or omissions) are taken in good faith in accordance with the provisions of this Article TENTH.

          H.   Legend.  (1)  Each certificate for Common Stock shall bear the
               ------
following legend:

          "The Common Stock represented by this certificate is subject to restrictions on ownership and transfer. The Existing Holder may not Beneficially Own any Common Stock in excess of the Existing Holder Limit. All capitalized terms used in this Legend have the meanings set forth in the Amended and Restated Certificate of Incorporation of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the Common Stock represented hereby will be automatically designated as Excess Stock which will be held in trust by the Trustee for the benefit of the Beneficiary."

          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

          (2) Each certificate for Preferred Stock shall bear the following legend:

          "The Preferred Stock represented by this certificate is subject to restrictions on ownership and transfer. The Existing Holder may not Beneficially Own any Preferred Stock in excess of the Existing Holder Limit. All capitalized terms used in this legend have the meanings set forth in the Amended and Restated Certificate of Incorporation of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the Preferred Stock represented hereby will be automatically designated as Excess Stock which will be held in trust by the Trustee for the benefit of the Beneficiary."

          Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

          ELEVENTH.  The Corporation expressly elects not to be governed by
Section 203 of the General Corporation Law of the State of Delaware.

          TWELFTH. A. In the event that the Corporation proposes to redeem, repurchase or otherwise reacquire Shares or engage in any other transaction the result of which would increase Ventas' Beneficial Ownership in the Corporation in excess of nine and ninety-nine hundredths percent (9.99%) (an "Accretive Transaction"), then:

               1. The Corporation shall give written notice to Ventas fifteen days prior to the consummation of the Accretive Transaction, specifying the material terms of the Accretive Transaction, including, if applicable, the price per Share to be paid by the Corporation in the Accretive Transaction (the "Accretive Transaction Per Share Price") and the number and percentage of each class of stock of the Corporation to be acquired in the Accretive Transaction.

               2. Such written notice shall constitute an offer by the Corporation to purchase from Ventas, on the date immediately prior to the closing of the proposed Accretive Transaction (the "Article Twelfth Closing Date"), by wire transfer of immediately available funds, a number of Shares, at a price per share equal to the Article Twelfth Purchase Price (as defined below), such that after the consummation of the proposed Accretive Transaction, Ventas' Beneficial Ownership shall not exceed nine and ninety-nine hundredths percent (9.99%). For the avoidance of doubt, Ventas shall not be required to accept such offer.

               3. The "Article Twelfth Purchase Price" shall equal the Accretive Transaction Per Share Price; provided, however, that if (x)
                                                 --------  -------
          the number of Shares to be purchased from Ventas pursuant to Section A.(2) of this Article TWELFTH exceeds 25,000 and (y) the Accretive Transaction giving rise to such repurchase obligation is a non-arm's-length transaction (including without limitation a repurchase of Shares from employees, officers or directors of the Corporation), then the "Article Twelfth Purchase Price" shall equal the greater of (a) the Accretive Transaction Per Share Price and (b) either (i) if the Shares are admitted for trading on a national securities exchange, the average closing price of the Shares for the ten trading days prior to the Article Twelfth Closing Date on the principal national securities exchange on which the Shares are admitted for trading, or (ii) if the Shares are not admitted for trading on a national securities exchange, but are admitted for trading on an interdealer quotation system, the average closing price of the Shares for the ten trading days prior to the Article Twelfth Closing Date on such interdealer quotation system, or (iii) if the Shares are not admitted for trading on a national securities exchange or on an interdealer quotation system, the fair market value as agreed upon in good-faith by Ventas and the Corporation. The Corporation shall make a supplemental payment to Ventas in the event that the actual Accretive Transaction Per Share Price exceeds the Accretive Transaction Per Share Price used to calculate the Article Twelfth Purchase Price.

               4. If Ventas accepts the Corporation's offer contemplated by Section A.(2) of this Article TWELFTH by written notice to the Corporation no less than five days prior to the Article Twelfth Closing Date, the Shares to be repurchased from Ventas and the cash consideration therefor shall be transferred to and held in escrow as of the Article Twelfth Closing Date pending consummation of the Accretive Transaction. If the proposed Accretive Transaction is not consummated within fifteen days of the Article Twelfth Closing Date, and only in such event, then the repurchase of Shares by the Corporation from Ventas shall be rescinded and shall be null and void ab initio. In the event the proposed Accretive Transaction is consummated within such fifteen day period, the escrow shall be and shall be deemed to have been terminated immediately prior to the consummation of the Accretive Transaction and the Shares and funds shall be and shall be deemed to have been released to the Corporation and Ventas at such time, respectively.

     B. Ventas shall promptly notify the Corporation in writing immediately upon any change in its Beneficial Ownership in the Corporation. Ventas shall not purchase or acquire any Shares of the Corporation other than from the Corporation so as to increase its Beneficial Ownership percentage in the Corporation to over 5%.

     C. Any Accretive Transaction that is consummated by the Corporation in violation of this Article TWELFTH shall be null and void.

     D. This Article TWELFTH may not be amended, modified or repealed except by the affirmative vote of not less than ninety-five percent (95%) of each class of Voting Stock of the Corporation, voting separately as a class.

     E. Capitalized terms used in this Article TWELFTH but not otherwise defined shall have the meaning ascribed to them in Article TENTH. For purposes of this Article TWELFTH, "Ventas" shall mean Ventas, Inc., its subsidiaries, and their respective successors and assigns.

     F. The provisions of this Article TWELFTH shall terminate and be of no further force and effect, automatically and with no action on the part of the Corporation, the Board of Directors or the shareholders of the Corporation, on the date on which Ventas ceases to Beneficially Own any Common Stock.


          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed as of the 26th day of October, 2001 on behalf of the Corporation by Joseph L. Landenwich, its Vice President of Corporate Legal Affairs and Corporate Secretary, thereby acknowledging under penalties of perjury that the foregoing Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated therein are true.

                                   KINDRED HEALTHCARE, INC.

                                   By /s/ Joseph L. Landenwich
                                     -------------------------
                                   Name:  Joseph L. Landenwich
                                   Title: Vice President of Corporate
                                          Legal Affairs and Corporate Secretary



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